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                                                                      Exhibit 14



                          AMERICAN FEDERAL SAVINGS BANK

                               CODE OF ETHICS and

                           CONFLICT OF INTEREST POLICY


I.       PURPOSE:

         This policy establishes standards of ethical business behavior and personal conduct. Fundamental to our continued success is the perpetuation of integrity and the highest ethical standards. The intent of this policy is to safeguard our savings bank's tradition of strong moral, ethical, and social standards of conduct.

II.      SCOPE:

         This policy applies to all officers, employees, and directors of American Federal Savings Bank (AFSB).

III.     OVERALL POLICY:

         A savings bank, as a business built upon public trust and confidence, depends upon a favorable perception of the conduct of its business by customers, regulators, suppliers, and others in both the business and general community. We should all be continually sensitive to the fact that our actions as viewed by disinterested observers are subject to close scrutiny and critical interpretation. Even the appearance of a conflict of interest may be as damaging to you and our business as an actual conflict. Since it is impossible to anticipate all of the many circumstances that may be covered by this policy, you are urged to interpret it in the broadest possible sense. Violation of this policy will be considered a serious matter and a willful or flagrant violation will be considered grounds for termination of employment. Accordingly, we urge you to review this policy with great care and develop a full understanding of its meaning.




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IV.      SPECIFIC POLICIES:

         1.   Personal Conduct.

              An obligation rests with every officer and employee of AFSB to render honest, efficient, and courteous performance of duties and to conform to AFSB's standards of conduct. Respectful behavior and a reasonable attitude toward work are required. All officers and employees are required to comply with - and therefore will be held responsible and accountable for adhering to - AFSB's policies, rules, directives and procedures prescribed by AFSB through supervisory or management personnel.

              Furthermore, officers and employees must never use their position with AFSB in an attempt to influence public officials or others for personal gain or benefit. Nor should AFSB employment be used as leverage for favors from customers or suppliers.

              It is the policy of AFSB to thoroughly investigate the occurrence of any major infraction and to appropriately discipline any responsible officer or employee up to and including termination of employment. Major infractions include but are not limited to the following:

              (a) Any action which renders an officer, employee or director an unacceptable security risk, adversely affects the Bank's public image, or causes embarrassment to the Bank or its customers.

              (b) Release of confidential information, or use of confidential information for personal gain.

              (c) Violation of AFSB's Equal Employment Opportunity Policy or Equal Opportunity in Lending Policy.

              (d) Violation of any federal, state, or local law or ordinance, or any rule or regulation pertaining to job responsibilities.

              (e) Misuse, misappropriation, or willful destruction or waste of assets or property belonging to the Bank, its customers, or other employees.

              (f) Fighting with or physically abusing others or behaving in an offensive manner during work hours.

              (g) Unauthorized possession, distribution, or use of any intoxicant, controlled substance, or drug (except as prescribed by a licensed physician) during work hours.

              (h)    Removing or borrowing Bank property without permission.

              (i) Helping anyone gain unauthorized entrance to the Bank's facilities or property.

              (j)    Persistent financial irresponsibility.


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              (k)    Willful failure to follow instructions; insubordination.

              (l) Failure to report to work without proper notification to management or leaving the Bank without proper authority.

              (m)    Disregarding safety or security regulations.



         2.   Dishonest or Fraudulent Acts.

              All officers and employees have a duty to report, verbally or in writing, promptly and confidentially, any evidence of any improper practice of which they are aware. As used here, the term "improper practice" means any illegal, fraudulent, dishonest, negligent or otherwise unethical action arising in connection with Bank operations or activities. Regulatory authorities require that a written report be submitted, to the appropriate Bank officer or employee, whenever a fraudulent act or theft occurs. Reports of other types of improper practice should be submitted through the department supervisor or Human Resources Officer.

              Every employee is covered by our fidelity bond. AFSB will not continue to employ anyone who ceases to be eligible for this coverage. Coverage under the terms of our bond ceases for anyone who has been found to commit any dishonest or fraudulent act. Obviously this includes the misappropriation of money or other property. While not so obvious, also included are the misposting of accounts to favor oneself or another, or the making of any other false entries, records, or reports, and the deliberate misrouting of checks to delay payment. All transactions of the Bank will be identified precisely and recorded in the financial records of the Bank in accordance with generally accepted accounting practices.

              (a) Whoever embezzles, abstracts or willfully misapplies any of the Bank's money, funds, assets or valuables entrusted to the custody or care of AFSB shall be liable for criminal prosecution.

              (b) The same consequence applies to whoever makes any false entry in any book, report or statement of AFSB with the intent to injure or defraud AFSB or with the intent to deceive any officer of the Bank, an examiner, or the FDIC or Office of Thrift Supervision.

              (c) Whoever (except as provided by law) stipulates for or receives or consents to receive any fee, commission, gift or thing of value from any person or firm for procuring or endeavoring to procure for such person or firm or for any other person or firm any loan or extension or renewal of loan or substitution of securities, or the purchase or discount of any paper, note or bill of exchange shall be liable for criminal prosecution.



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       3.     Protection of Confidential Information.

              During the course of their work, AFSB officers, directors, and employees may become aware of confidential information about the Bank's customers and suppliers. Such information is privileged and must be held in the strictest of confidence. It is to be used solely for Bank purposes and never for personal gain by the employee or any one else's personal benefit. Under no circumstances should such information be transmitted to persons outside the Bank, including family or associates, or even to other employees of AFSB unless they need to know in order to discharge their responsibilities. Care should be taken not to discuss any matter of a confidential nature in public where the conversation might be overheard.

       4.     Financial Responsibility.

              All officers, directors, and employees of AFSB should conduct their financial affairs in such a responsible manner as to be above criticism. The following list is intended only as a guide and not as a complete or exhaustive list:

              (a)    Prompt payment of personal bills and debts.

              (b)    Avoid overdrafts in personal checking accounts.

              (c) Use of any Bank credit cards, expense account reimbursements, equipment and supplies only for official Bank use.

              (d)    Avoidance of salary advances.

              (e) Employee loans are to be in strict compliance with internal policies. This also applies to overdrafts.

              (f) Employees are not to borrow money from customers or suppliers of AFSB, other than recognized lending institutions. The term "borrow" does not include a purchase from a customer or supplier resulting in an extension of credit in the normal course of business.

              (g) Incurring indebtedness only for legitimate purposes made in accordance with the requirements of Regulation O and any other applicable laws, regulations or guidelines.

              (h) Acting as an accommodation cosigner or guarantor for others often results in the accommodation cosigner or guarantor having to pay the obligation. Employees should not, therefore, assume such liabilities unless they are in a position to pay the obligation upon demand.



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       5.     Personal Investments.

              AFSB officers, directors, and employees should avoid entering into transactions where it may appear that they are improperly benefiting from their relationship with AFSB or which may violate fiduciary relationships. While a complete list of such matters cannot be given, the following transactions violate this policy and suggest situations to be avoided:

              (a) No investment interest, direct or indirect, in any of the Bank's customers or suppliers is permitted except as outlined below in paragraphs (b) and (c). Any exceptions must be approved in advance by the Chairman of the Board or President of the Bank. This prohibition applies to all forms of investment including, but not limited to, securities, investment in a proprietorship, joint venture, or similar business activities.

              (b) Investments are permitted in companies who are customers and/or suppliers if such securities are listed on an organized exchange, or are traded in the over the counter market, or if it is otherwise evident and clear that such investments are not being made on any terms that are more favorable than those terms available to the general public; subject, however, to the following restrictions:

                     (1) Caution should be exercised by each officer, director, or employee to assure that the nature and amount of such permitted investments are in such amounts as are prudent for a person maintaining a financial condition entirely within conservative limits.

                     (2) Acceptance of preferential treatment in the form of an allocation of "hot" issues that are, or may become, in such demand that the broker, investment banker, issuer, or other seller of securities could reasonably expect to receive or has already received favorable treatment by reason of making the allocation available is prohibited.

              (c) Investments in "limited partnership interests" will be permitted if it is evident that such investments are not being made on terms more favorable than those that are available to the general public. In the case of "limited partnership investments", it would be important that an individual's investment be only one of several such interests sold to the general public and in such amounts as are prudent for a person maintaining a financial condition entirely within conservative limits.

              (d) Personal investments or investments of immediate family members should never involve the use of any confidential information which might be considered to be "insider information", i.e., information not publicly disclosed.

              (e) In the event that AFSB markets real or personal property in which an officer, director, or employee has an interest to purchase, the property will only be sold under the following conditions. The transaction must occur on the same terms as would be available to non-employees, the transaction must be approved by the Board of Directors, and in the case of affiliated persons the transaction must be approved by the Office of Thrift Supervision.




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       6.     Membership in Community or Charitable Organizations.

              Officers, directors, and employees have been and are encouraged to be active and involved participants in the community. Membership in organizations such as Big Brothers and Sisters, Jaycees, and United Way is encouraged. Membership in service clubs is especially encouraged for those employees who are in regular contact with the public. Such activities should be limited by the person's own interests and reasonable time requirements. Major outside commitments must be approved in advance by the immediate supervisor or other designated member of management. Other than the community activity described above, officers and employees are discouraged from engaging in any outside interest which will divert time or attention from his/her Bank duties.

       7.     Directors, Officers, or Partners in Outside Companies.

              No officer, director, or employee shall serve as an officer or director of an outside business organization, except of a well-known nonprofit organization, without notification to management. Likewise, no officer, director, or employee shall become a partner in an economic venture without notification to management.

       8.     Trade Associations and Relations with Competitors.

              AFSB will act with trade associations and competitors only on behalf of ethical objectives and will not participate in business activities that are or could be construed to be in violation of anti-trust laws.

       9.     Political Activities.

              (a) It is the policy of AFSB not to contribute money, property, or services to any government official, political party, or candidate whether local, state or federal.

              (b) It follows that the Bank is prohibited from offering or allowing the use of its facilities, equipment, and personnel in connection with any federal, state, or local election or campaign.

              (c) Officers, directors, and employees may, and are encouraged to, engage in any governmental, regulatory, and elective process in which they are interested. This participation may be on an individual basis, group basis, or as a member of a political action committee. Since the Bank is without preference as to political parties, candidates, and opinions, each officer, director, and employee must act only on his/her own behalf and not give any representation that he/she represents anyone other than himself/herself.

              (d) At times when AFSB deems it appropriate to publicly state a corporate position on a public issue, it will designate a spokesman to speak either in support of or opposition to issues pending before public bodies.


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       10.    Public Statements.

              (a) Although AFSB has a policy of maintaining good relations with all news media and tries to accommodate media inquiries, there is much information concerning the Bank that should not be made available to the public. This includes information about corporate customers which the Bank has a responsibility not to divulge as well as information which may be valuable to a competitor.

              (b) For these and other reasons, any inquiry made of you about the Bank or a customer by the news media should be referred to the appropriate officer.

       11.    Advertising Policy.

              All AFSB advertising will ensure the ethical content and moral impact of any advertising in any type media made for or on behalf of the Bank shall be in accordance with social values and accepted good taste.

       12.    Use of Bank Letterhead.

              No officer, director, or employee will use official Bank stationary for personal or non-job related purposes, particularly when such use would imply endorsement by the Bank, or makes reference to Bank employment in matters of personal dispute.

       13.    Receipt of Gifts.

              Neither AFSB officers, nor employees shall accept gifts of substantial value or unusual hospitality from any supplier or customer. It is neither practical nor desirable to have an inflexible rule against gifts of any specific kind or to precisely define a "substantial gift". Any doubt about the proper course of action should be discussed with your supervisor. Expenses paid for trips or other extensive entertainment by customers or suppliers must be approved in advance by the Chief Executive Officer or the President.

       14.    Bequests or Legacies from Non-relatives.

              It is against the policy of AFSB for an officer or employee to accept bequests or legacies from a customer under a Will or Trust Instrument.

       15.    Customer Accounts.

              AFSB is very conscious of its liability in handling all customer accounts. Because of this concern, we do not want our officers or employees included on customer accounts in any capacity unless they are immediate family member accounts; accounts in which the customer and the employee are contributors to the account; or as a member of an organization having an account. In addition, employees cannot personally do any transactions on their own personal accounts or those of immediate family members or any account of an organization to which they belong. These transactions include, but are not limited to: loans, deposits and withdrawals, cashing of checks, opening of new accounts, information changes on accounts, handling of safety deposit boxes, etc. Any employee who notes a suspicious transaction by another employee or officer should bring it to the attention of their supervisor or any Bank officer.

              For customer account purposes, immediate family is defined as: spouse, children, parents, grandparents, brothers, sisters and grandchildren and those spousal counterparts.



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                                                               Revised June 2003

       16.    Conflicts of Interest.

              (a) Officers, directors, and employees of AFSB are expected to conduct their private business and personal activities in a manner that avoids conflict of interest either with the Bank or the Bank's customers. "Conflict of interest" is defined as any situation where an individual has two or more duties or interests that are mutually incompatible.
                     Example: An officer, director, or employee has a personal financial interest in a business or venture that banks with AFSB so that one's judgment might reasonably be influenced by that non-bank relationship. No lending officer or employee should loan, review a loan, or make any decision regarding a loan of any customer, syndicate, or corporation in which he or she has a present or a prospective financial interest.

              (b) Loan applications submitted to AFSB loan officers by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be approved by the Senior Loan Committee.

              (c) No officer, director, or employee should take advantage of a business opportunity for his/her own or another person's personal benefit when such opportunity is within the corporate powers of AFSB and when the opportunity is of present or potential practical advantage to AFSB.

       17.    Provision for Dealing with Policy Violations.

              (a) Known or suspected conflicts of interest, usurpations of corporate opportunity, dishonest or fraudulent acts, and/or significant violations of the code of ethics must be reported as soon as possible to an Executive Officer (chief executive officer, president, chief lending officer, chief operations officer, or chief financial officer). An appropriate response will be decided upon by the Executive Officers no later than the next weekly Executive Officers meeting following the report of known or suspected violation.

              (b) Known or suspected violations involving the chief executive officer or the president must be reported as soon as possible to the vice-chairman of the Board of Directors. An appropriate response will be decided upon by only the outside directors no later than the next regular monthly Board of Directors meeting following the report of known or suspected violation.

       18. Additional items specifically for principal executive officer (President and Chief Executive Officer), principal financial officer (Senior Vice President - Treasurer), and principal accounting officer (Vice President - Accounting and Compliance).

              a) American Federal Savings Bank (the Bank) is a wholly owned subsidiary of Eagle Bancorp (Eagle) which acts as the Bank's holding company. Eagle has no other significant activities other than acting as the Bank's holding company. As such, in substance, all Bank employees are Eagle employees. Eagle is a publicly traded company and therefore subject to federal and state rules and regulations regarding financial securities. Herein, "Company" refers to both the Bank and Eagle.


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                                                               Revised June 2003

              b) The President & Chief Executive Officer, Senior Vice President - Treasurer, and Vice President - Accounting and Compliance will report the company's financial position and activities in full, fair, accurate, and timely reports to the Securities and Exchange Commission (SEC) and in any other public release of financial information in accordance with generally accepted accounting principles and SEC rules and regulations.

              c) All financial activities will be recorded in the company's ledgers accurately, completely, and in the proper time period in accordance with prescribed accounting standards. Those financial items that encompass significant management assumptions (such as, but not limited to allowance for doubtful accounts) will be made in accordance with prescribed policies and procedures and using best judgment and estimates. The overriding factor when applying accounting assumptions will be to present the financial results accurately and fairly. Under no circumstances will these officers use their position to influence others in making inaccurate, incorrect, or misleading entries into the company's financial records.

              d) Violations of these provisions are considered to be a serious matter and if willful or flagrant will be considered grounds for termination of employment.

V.     SUMMARY:

       In summary, the officers, directors, and employees of American Federal Savings Bank must be conscious of the fact that in the eyes of our customers and of the general public we are custodians of their financial assets. It is their expectation that we will exercise great care with these assets and the fact that we do not have any conflicts of interest or the appearance of a conflict of interest will contribute greatly to their confidence in American Federal Savings Bank.

       In order to assure that each officer, director, and employee understands this policy, they will be required to sign a Certification and Disclosure Form (Exhibit A) that acknowledges their responsibility for ethical conduct and conflicts of interest.

       Directors and Principal Officers (vice-president and above) will also be required to sign Disclosure Form (Exhibit B) annually.



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                                                                       Exhibit A



                          AMERICAN FEDERAL SAVINGS BANK

                               CODE of ETHICS and
                           CONFLICT of INTEREST POLICY

                        CERTIFICATION and DISCLOSURE FORM


I have received and read the Code of Ethics and Conflict of Interest Policy and agree to abide by its provisions at all times.

Within its meaning, both expressed and implied, I am not aware of any circumstance or activity of a personal or family nature which would conflict with the interest of the savings bank except as indicated below. (If nothing to report, please write "None").

                            CIRCUMSTANCE OR ACTIVITY


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         Printed Name:
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         Signature:
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         Date:
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                                                                       Exhibit B



                          AMERICAN FEDERAL SAVINGS BANK

                               CODE of ETHICS and
                           CONFLICT of INTEREST POLICY

                        CERTIFICATION and DISCLOSURE FORM


Are you an officer or director of any business, other than the savings bank, which is operated for a profit?
                                 --------------

Are you directly or indirectly, either alone or with your spouse and the members of your immediate family, affiliated with a business as an owner, partner, or investor controlling 10% or more of the shares outstanding in any corporation?

I wish to report the following information on the "Yes" answers to the above questions. (Use the back of this sheet or additional sheets, as needed).


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         Printed Name:
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         Signature:
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         Date:
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